SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 2, 2009

TRI-VALLEY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-31852	84-0617433
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

4550 California Avenue, Suite 600

Bakersfield, California 93309

(Address of principal executive office)

Issuer's telephone number: (661) 864-0500

Section 3 – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities

Tri-Valley Corporation announced that it has sold 100,000 shares of Series A convertible preferred stock to its vice chairman of the board, G. Thomas Gamble, in a private placement at a price of $10 per share, for a total investment of $1 million.  Each share of Series A preferred stock is convertible into one share of Tri-Valley common stock. The convertible preferred stock carries a cumulative 8% per annum dividend.  The convertible preferred shares are callable by Tri-Valley at 120% of par after 24 months. Mr. Gamble also received warrants to purchase up to 200,000 shares of Tri-Valley common stock at $2.00 per share. The closing market price of Tri-Valley’s common stock on the NYSE Amex Exchange on July 2, 2009, the day of the purchase, was $1.02 per share.

The preferred stock purchase was made pursuant to the exemption from the registration provisions of the Securities Act of 1933 pursuant to Section 4(2) of the Act and Regulation D.

Tri-Valley will use the proceeds to strengthen its balance sheet, reduce payables  and advance its projects to build oil production, revenue, reportable reserves, share value and reward for its drilling partners and general corporate purposes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRI-VALLEY CORPORATION

Date: July 6, 2009	/s/ F. Lynn Blystone
F. Lynn Blystone, Chairman of the Board and Chief Executive Officer